Exhibit 99.2

Transcript of

American Vanguard Corporation

American Vanguard Third Quarter 2026 Earnings Conference Call

November 9, 2026

Participants

Robert Winters - Investor Relations, Alpha IR Group

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Matt Horwath - Chief Financial Officer, American Vanguard Corporation

Analysts

Jeff Bronchick - CSC Investment Management

Presentation

Operator

Welcome to the American Vanguard Earnings Conference Call. At this time all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference is being recorded. I’d like to turn the conference over to Robert Winters, Investor Relations. Thank you. You may begin.

Robert Winters - Investor Relations, Alpha IR Group

Thank you, operator. Good afternoon, and welcome to American Vanguard’s third quarter 2026 earnings review conference call. Our prepared remarks will be led by Dak Kaye, Chief Executive Officer, and Matt Horwath, Chief Financial Officer. After their prepared remarks, we will open the call for questions. A copy of today’s press release, along with supplemental slides, are available on our website. A replay of the webcast and a transcript from this event will be made available on our website shortly after the call.

Before we begin our presentation, we would like to remind everyone that today’s press release and certain comments on the call include non-GAAP figures and forward-looking statements, and actual results may differ materially from these forecasts. Please refer to the cautionary language included in our press release and slides, and to the risk factors described in our SEC filings, all of which are available on our website.

It’s now my pleasure to turn the call over to CEO, Dak Kaye.

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Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thank you, Bobby, and welcome everyone to the American Vanguard third quarter 2026 earnings conference call. On our last call, I said the second half of the year would be very important to a successful 2026, and I also discussed the challenging and dynamic cross-currents affecting global agricultural markets and our customers. I indicated that we are making good progress on lowering our cost structure and driving commercial improvement regardless of the environment.

I’m pleased to report that our actions are taking hold and that progress being made continues to grow and accelerate at American Vanguard. The increase in prepayments we saw this quarter, up 44% over the prior year quarter, shows the strength of our portfolio and commitment from our customers. Unfortunately, current market conditions are doing us no favors, especially outside of the U.S., where El Nino is materially impacting our business.

Against a backdrop of generally difficult macro conditions for agricultural markets around the world, distributors and retailers are still buying on an as-needed basis and carrying lean inventories, and this is true across all of the geographies in which we operate. I want to repeat the same three points that I made last quarter, because they remain the right way to measure our progress. First, our commercial execution in the U.S. continues to outperform.

Second, the cost actions we took in the first half are delivering on an absolute basis. Third, we are building a new product engine that will drive growth over the next several years. Before I review our results for the quarter at a high level, let me briefly cover market conditions. Overall business conditions have generally worsened in global agricultural markets as the effects of the conflict in the Middle East, higher interest rates, and particularly in the case of our international markets, adverse weather conditions from the Super El Nino, which in some areas has caused drought-like conditions, and in others, flooding.

Our focus and efforts continue to be to increase customer engagement by driving service and attention to our customers, while at the same time accelerating new product development and introduction, always striving to be a solutions provider for our customers wherever we meet them.

Turning to our home country, the crop protection market in the U.S. continued to be difficult in the third quarter due to ongoing pressure on the farm economy coming from multiple directions, including the sustained high cost of capital, coupled with increased fuel and fertilizer costs arising from the ongoing conflict in the Middle East. More specifically, in the U.S., higher transportation costs in the form of surging diesel prices, climbing over 40% in the third quarter alone and up over 80% year-to-date in 2026, are having a negative impact not only on customer behavior, but also on our gross margins as the industry struggles to catch up with and move our pricing up to capture this incrementally rapid rising cost.

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Savings that we anticipated from the closure of our L.A. manufacturing operation and consolidation of the production at our Alabama facility have been achieved at the operational level, but these savings have been more than offset by the significant increase in transportation costs. Longer term, we still expect the savings to be realized when diesel prices settle at a more normalized level, but for now, we are implementing price increases where we can to offset the increase in fuel costs. In this environment of rising input and transportation costs, farmers are also dealing with commodity prices that remain at relatively low historical values on an inflation-adjusted basis. It’s also important to note that the U.S. government aid this year is expected to count for over 40% of the total net farm income, as compared to 25% last year.

To give some longer-term perspective on this. Over the past 30 years, U.S. government aid to farmers averaged closer to 18% to 19% of total net farm income. Collectively, these factors have created a significant degree of uncertainty and continued conservatism in procurement among growers in the distribution channel.

Turning to our results for the quarter, net sales for the quarter were $108 million, down 9% versus the year-ago period, and adjusted EBITDA was essentially break-even, down $8.3 million compared to the prior year period. In the quarter, U.S. crop sales were down 2%. As we discussed in August, a portion of our cotton portfolio sales shifted from the second quarter into the third as customers bought closer to time of use, and we saw the shift come through as Folex sales were double compared to the prior year quarter.

Herbicide and granular soil insecticide sales were down primarily due to timing versus the prior year. Sales in our specialty business, which includes turf, ornamental, home lawn and garden, and public health, were also down 2% in the quarter, due primarily to lower sales by OHP, our ornamental and greenhouse business. This appears to be another timing issue as the orders are strong Q4 to date.

As I mentioned early in my comments, conditions and our international markets have remained difficult. With the environment worsening across the third quarter, El Niño continues to have a negative impact on our Central America business, with a drought on the Pacific side and excessive rains on the Atlantic side. In addition, Mexico was negatively impacted by low crop prices and intense competition from generic products, putting significant pressure on sales and margins.

Further, Brazil was impacted by political uncertainty, elevated copper prices increasing the price of our fungicide, and delayed purchasing decisions by growers, resulting in weaker-than-expected sales. By contrast, Australia’s fungicide product, Flute, has added cereals to the label and is performing very well. Our focus is the same in every market, stay close to our customers, provide service and solutions, and control what we can control.

Turning to the subject of controlling what we can control, we completed the two footprint actions we announced in March. First, the rationalization of our Los Angeles facility is complete. With synthesis production now running at our Axis, Alabama site, we expect that move to save at least $4 million a year, and the third quarter was our first full quarter of those savings. We saw excellent manufacturing performance in the third quarter.

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Second, our headquarters relocation to Irvine is complete, saving approximately a half a million dollars a year. At the end of the third quarter, we acquired four U.S. brands and registrations from Syngenta. We also entered into a distribution agreement with Sipcam Agro. Both portfolio additions are projected to add a total of $15 million to $20 million in annualized revenue over the next 12 months and will help drive future revenue growth alongside our organic new product launches.

Speaking of new products, I am pleased to report that we have launched 10 new products year-to-date, mostly smaller third-party distribution products in our international markets. But more importantly, we will be launching Duro LQ, a liquid-based corn insecticide, in the U.S. in Q4. We have high expectations for this product. As a reminder, our goal remains 50 new product launches, driving $100 million in annualized revenue by 2030.

New products drive revenue growth, and this is why investing resources here is one of the most important things we can do. In the quarter, we had several new additions to management. Hermann Castro, who we mentioned in last quarter’s call, has joined us to drive new product development. Also, Mark Helt has joined us as a new U.S. Crop President.

Mark is an industry veteran who I’ve worked with in the past. And most recently, Matt Horwath has joined us, taking over the CFO position. Before I turn the call over to Matt, I want to briefly take a moment to welcome him to American Vanguard. He’s been in the seat already for a month now and has certainly hit the ground running, which is exactly what I expected.

His experience, energy, fresh eyes, and leadership will be important in driving the execution of multiple initiatives we have, as well as focusing on simplifying, prioritizing, and delivering across the company. There’s a lot of work to be done here, and I’m excited that Matt is with us. With that, I’ll turn the call over to Matt to review the financials in more detail. After his review, I’ll come back with our 2026 full-year outlook and our progress towards our 2028 targets. Matt.

Matt Horwath - Chief Financial Officer, American Vanguard Corporation

Thank you, Dak and good afternoon to everyone. Before I review the financial results for the quarter, I’d like to say a few words about joining American Vanguard. This is an important time for the company, and I’m excited to be here and grateful for the warm welcome from Dak, the board, and the leadership team. Throughout my career, I’ve worked as a strategic finance partner to the businesses I’ve supported, focused on operational excellence, financial discipline, and generating free cash flow to create long-term value for shareholders.

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What drew me to American Vanguard is a clear path to sustainable financial growth built on a foundation that has a high correlation to opportunities that I’ve been a part of in my career. American Vanguard serves attractive, durable end markets with a niche, differentiated product portfolio.

That portfolio is protected by significant barriers to entry, including deep customer access channels, well-established positions in the key geographies we serve, and a capable sales organization with both strong commercial reach and technical expertise. And it’s renewed by a differentiated R&D capability that lets us develop and launch products others can’t easily match.

On top of that foundation, I see significant multi-year opportunities to expand margins and productivity. Gross margin expansion over the longer term comes from improving manufacturing efficiency and utilization, launching new products and scaling them, and disciplined pricing management. Below the gross margin line, we have a real opportunity to modernize the back office and raise fixed cost productivity. None of this requires us to be something outside of our core capabilities. It’s about executing the business we already have, driving operational efficiency, instilling financial rigor across the organization, and strengthening free cash flow generation.

The strategy is in front of us, and the leadership team is motivated to deliver it. Execution is the key, and I’m confident it will yield meaningfully better operating performance over time, which in turn will give us the flexibility to build a repeatable, disciplined capital allocation framework. The industry is challenging at the moment, but I’m confident in our ability, over time, to grow revenue faster than the markets we serve, grow EBITDA faster than revenue, and grow unlevered free cash flow faster than earnings. That is how we intend to create durable value for our shareholders, and I look forward to sharing our progress with you. Turning to our financial performance for the third quarter of 2026, the company generated sales of $108 million compared with $119 million in the same period of 2025, a decrease of 9%.

For the first nine months, sales were $349 million, down 4% compared with $364 million a year ago. U.S. crop sales decreased 2% in the quarter as increases in our growth regulators, Folex and Citrus Fix, Thimet, a granular soil insecticide, and fungicide portfolios were more than offset by lower sales of soil fumigants and herbicides.

On a nine-month basis, U.S. crop sales were up 3%. U.S. specialty sales decreased 2% in the quarter as growth in our turf fungicide and our mosquito adulticide, Naled, were more than offset by lower sales of our ornamental portfolio and insect growth regulators, mostly due to inventory stocking patterns. On a nine-month basis, U.S. specialty sales were up 6%. International sales were down 17% in the quarter and down 14% for the first nine months.

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The decline in the quarter and year-to-date have been primarily driven by poor weather conditions in Latin America related to El Nino. The sales decreases were partially offset by higher sales of soil fumigants and the continued growth in Ecuador, where we are expanding our commercial operations. Gross margin in the quarter was 24.2% compared with 28.7% in the third quarter of 2025. Manufacturing performance improved versus the prior year, but was more than offset by increased freight costs, which impacted gross margin by approximately 250 basis points, higher raw material costs, and lower fixed cost leverage in Q3. The pricing actions taken during the year only mitigated the first half of the year inflationary increases, but not the ongoing inflation we saw in the third quarter. For the first nine months, gross margin was flat from a year ago.

GAAP operating expenses were $34.2 million and included $3 million in acquisition-related intangible amortization, $3 million of transformation and executive transition costs, and $300,000 of stock-based compensation expense. Non-GAAP operating expense of $27.8 million was down $800,000 from Q3 last year, as we continue to realize productivity improvements from our transformation efforts and make targeted investments to execute on our new product introduction roadmap while offsetting continued inflationary pressure.

Transformation costs were $1.7 million in the quarter, down $300,000 versus Q3 the prior year. Adjusted EBITDA in the quarter was approximately break-even, a decrease of $8.3 million from the third quarter of 2025. The decline was driven by a lower gross profit, especially from our international sales, where El Nino weather conditions significantly affected demand, and by significantly higher freight costs. These factors more than offset the benefit of lower operating expenses.

Our cash balance at the end of the quarter was $84 million, up $40 million sequentially, driven by strong customer prepayments in the quarter. Additionally, we continued to execute our working capital initiatives, including a $4.9 million reduction to inventory year-over-year that reflects the team’s tighter production planning and our improved sales, inventory, and operating planning process. We continue to work towards our longer-term goal of two inventory turns.

Total debt at the end of the quarter was $267.7 million, and net debt was approximately $183.8 million, down $40 million sequentially, driven by the aforementioned cash performance in the quarter. For debt covenant purposes, under our First Lien Term Loan, our gross leverage ratio was 6.5x at the end of the quarter, against a covenant maximum of 6.7x.

Based on our fourth quarter guidance and the associated cash generation, we expect to reduce leverage from this level as we close out the year. Looking ahead, the fourth quarter is typically when we collect a significant portion of customer prepayments. In the fourth quarter of 2025, prepayment and early pay collections were approximately $55 million. As Dak mentioned, we saw an acceleration of prepayments in the third quarter of 2026, and we currently anticipate fourth quarter prepayment and early pay collections of $45 million. We expect net working capital for the fourth quarter to be a positive contributor to liquidity.

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I would now like to turn the call back over to Dak for some additional comments before we open the call to Q&A. Dak?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thank you, Matt. Before we open the call for questions, I want to cover our outlook for the rest of 2026 and how that translates into 2027 from where we stand right now. I also want to talk about our longer term, reminding everyone of the goals we have set for ourselves.

Let’s turn now to the outlook for the remainder of 2026. Because of the more challenging environment in the U.S. and international markets, and the weaker-than-expected results we saw in the third quarter, we are lowering our guidance for revenue and adjusted EBITDA for the full year. We now expect full-year revenue to be in the range of $500 million to $530 million, down from our prior range of $530 million to $550 million.

For adjusted EBITDA, we now expect this to come in the $36 million to $40 million range, down from our prior forecast of $44 million to $48 million. As I discussed in my earlier remarks, the primary drivers of this change are weaker results from our international business relative to prior expectations and the inability to pass along price increases fast enough to keep up with the rising fuel costs and increases in underlying raw materials. I also want to take a moment to briefly review our outlook for the fourth quarter of 2026 in relation to our performance in the 2025 fourth quarter from a top-line and adjusted EBITDA perspective. Last year’s fourth quarter was negatively impacted by a number of unique factors, both internal and external, that will not be repeated this year.

The poor results in last year’s fourth quarter reflected these factors, but performance was mitigated by the upfront royalty income that increased sales and adjusted EBITDA accordingly by over $11 million. Nonetheless, we expect to exceed last year’s fourth quarter adjusted EBITDA performance, as well as top-line performance, with projected net sales of approximately $166 million, up 10% versus the year-ago period, and projected adjusted EBITDA of $21 million, up roughly 25% versus last year’s fourth quarter. As a reminder, the fourth quarter is historically our best quarter for sales and EBITDA performance.

Our expectations for improved performance in the fourth quarter of this year are driven by three factors. Here, I’m going to focus on the items shown in the adjusted EBITDA bridge slide, shown on slide eight in the Q3 presentation. The first and most important is that we expect to benefit from higher volumes and a better mix, driven by higher U.S. crop and specialty sales and relatively better performance internationally. This is primarily driven by new energized and focused commercial teams with a defined plan to increase sales, specifically U.S. crop herbicide volumes, granular soil insecticides, and specialty sales in the ornamental market.

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Annual increases in customer contracted volumes will drive the increase in year-over-year sales in LATAM, as well as the label extension of Flute in Australia. New product sales from the recent additions and Duro LQ will be incremental compared to the year-ago fourth quarter. To be clear, it’s not that we see much better environment year-over-year in these markets. The improvement we forecast is more about controlling what we can control and executing at a higher level regardless of the environment.

In addition, there were specific mix and timing issues that affected results in the year-ago fourth quarter in both the U.S. and international markets that we do not expect to repeat this year. Secondly, the improved sales are expected to drive improved manufacturing fixed cost absorption year-over-year. Third, we also expect to see cost savings from our L.A. plant closure and further gains in efforts to continue to lower operating expenses on an ongoing basis.

Partially offsetting these, we expect higher transportation costs in the form of mainly higher diesel prices to continue to negatively impact performance on a year-over-year basis. Let me finish by reminding everyone about where we are headed. As I’ve said many times, accountability is about results, and as a public company, those results come back to the numbers.

We are focused on driving revenue growth, higher manufacturing utilization, greater operating cost efficiency, and lower overhead costs. Together, these lead to higher gross margins, higher operating margins, and sustainably higher EBITDA. In the near term, our top priority remains moving our EBITDA margin into double-digits as soon as possible. On the top line, we expect to reach an annualized run rate of more than $600 million in sales by the back half of 2028, approximately 20% above our 2025 goal.

Doing better than that timeline will depend largely on how U.S. and global agricultural markets perform over the next two years. That growth, combined with lower net working capital, should generate solid free cash flow that we will use to reduce net debt over the next two years. That puts us in a position to refinance our debt on attractive terms.

In summary, our business continues to outperform our peers in a difficult market. The cost initiatives we took earlier this year are now delivering operating leverage, and we are building a pipeline of new products that will drive growth into 2028 and beyond. We have more work to do, and we will continue to assume that the external environment will do us no favors. We will keep controlling what we can control and executing our plan for growth, efficiency, and greater profitability. With that, operator, you can open the call for questions.

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Operator

Certainly, and thank you. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions] We have a question from Jeff Bronchick from CSC Investment Management. Jeff, your line is live. Please go ahead.

Q: Good afternoon. Dak, could you talk a little bit more about the, it looks like the $5 million acquisition and exactly what that brings as far as both product, and then you mentioned a revenue number that I think was. Maybe just re-mention the revenue number and attendant profitability, and how does that fit, and how and why does that make sense today?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thanks, Jeff. Thanks for the question, and a great question. This is a question I love to answer. I mean, this is going back to product acquisitions is the DNA of the company going back from a long time, and it’s important that we get back to the ability to do these kind of product acquisitions. The acquisition itself was fairly small in relation to what we’ve done historically, but it shows that we’re laying the groundwork to get back to where we were.

Specifically, the portfolio of four products, primarily in specialty crops, niche crops, but they have higher margin products. They’re branded, which is what we’ve been successful in the past on taking on, which is buying branded portfolios from the basic manufacturers and extending the life of the products out. These registrations are based in the U.S. They’re U.S. registrations.

We also got some technical registrations with them as well, which allows us to expand on these acquisitions in addition to the branded products we acquired. We can do mixtures and formulations as well. So the value, we paid $5 million upfront, and we have a $4.5 million payment that is due in another year. So the total value of the acquisition was $9.5 million. We delayed the purchase price, and it has got a nice net present value, I would say, on the return of our investment. The addition to the number that we communicated in the earnings call here is 15% to 20%, and that considers also the distribution agreement that we signed with Sipcam Agro at the end of the quarter in the specialty business. I have known Sipcam for many, many years and done business with them.

They have got some nice products that we are very familiar with that we are excited about launching as we speak into the fourth quarter specialty market. So we are really excited about getting back to doing things that we were good at as a company, which is extending the life of these branded products, higher margin products, and then also doing distribution into the specialty business. Thank you, Jeff.

Q: These numbers are part of your confidence for the fourth quarter, that these are hitting now, or are these 2027 numbers?

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Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

They are hitting now. They are hitting now in addition to the Duro LQ that we are launching as well, and the other new products we have organically developed, the smaller ones. But in addition to those, the Syngenta portfolio and the portfolio of four products, I should make that clear, in addition to Sipcam Agro products into the specialty market as well. Those are baked into the new product numbers on the slide for 2026, for the fourth quarter of 2026.

Q: No, I got it. So it is whatever, November 9th, you are still in the ag business. When you are talking about fourth quarter guidance, like in things about prepays and cash flow, what percentage of your life is baked for the fourth quarter by this point versus, well, it is subject to?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

I wish I could say it was baked. That is not the way that it works. There is a lot of work to be done in the fourth quarter. We have got a refocused and energized commercial organization, starting at the very top, bringing Mike DiPaola over in the function of Chief Commercial Officer earlier this year, and giving on the reins to all of the markets, and brought in Mark Helt, who I worked with before, to run U.S. Crop. And then we have got some additions also in the specialty business as well. So we brought in new people, a new energized team with a clear plan to execute for the fourth quarter. I cannot say that it is all baked in. It is just not the way the business runs, the industry runs, especially here in the U.S.

Operator

Okay. Thank you. [Operator Instructions] And there are no further questions in queue at this time. I would now like to turn the floor back to Dak Kaye for closing remarks.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thank you, operator. I would like to close by again summarizing where we are today and where we are headed. Our business continues to outperform our peers in a very difficult market. Importantly, the cost initiatives we took earlier this year are now delivering operating leverage, and we are building a pipeline of new products that will drive growth into 2028 and beyond.

We have added several additional products to this growing pipeline through distribution agreements and brand acquisitions completed this quarter, and we will continue to look for opportunities like these in the future to further supplement our growth initiatives. We have more work to do, and we will continue to assume that the external environment will do us no favors. We will keep controlling what we can control and executing our plan for growth, efficiency, and greater profitability.

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As a reminder, our top priority in the near term remains moving our EBITDA margin into double-digits as soon as possible. Despite the challenging environment today, we feel good about it. On the top line, we expect to reach an annualized run rate of more than $600 million in sales by the back half of 2028, approximately 20% above our 2025 level. Thank you everyone for joining us today. We appreciate your continued support and we look forward to updating you on our full year 2026 results when we report our fourth quarter and full-year results for 2026 in early 2027. Thank you.

Operator

Thank you. This does conclude today’s conference call. You may disconnect at this time, and have a wonderful day. Thank you once again for your participation.

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